UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2019

ANAPLAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38698	27-0897861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hawthorne Street San Francisco, California	94105
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (415) 742-8199

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 14, 2019, Anaplan, Inc.’s (the “Company”) board of directors (the “Board”) appointed Suresh Vasudevan, 49, to serve on the Board effective immediately until his successor is elected and qualified, or sooner in the event of his death, resignation or removal. Mr. Vasudevan joins the class of directors whose term expires at the Company’s 2021 annual meeting of stockholders. He is expected to be appointed to serve on the Company’s Compensation Committee. The Board has determined that Mr. Vasudevan meets the requirements for independence under the applicable listing standards of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended.

Mr. Vasudevan will be entitled to receive compensation in accordance with our non-employee director compensation program as outlined in the “Director Compensation” section in the Company’s final prospectus, dated October 11, 2018, filed with the Securities and Exchange Commission on October 12, 2018, pursuant to Rule 424(b) under the Securities Act of 1933, as amended. Mr. Vasudevan will also enter into the Company’s standard form of indemnification agreement.

There are no arrangements or understandings between Mr. Vasudevan and any other persons pursuant to which he was elected as a member of the Company’s Board. There are no family relationships between Mr. Vasudevan and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Vasudevan is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANAPLAN, INC.

By:	/s/ DAVID H. MORTON, JR.
Name:	David H. Morton, Jr.
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: April 18, 2019